Exhibit 99.2

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATING DATA

Quarter Ended July 30, 2006

(Unaudited)

(Dollars in thousands, except price per unit)

	Recreational Vehicle Group
	Motor	Travel	Folding		Housing	Supply			Company
	Homes	Trailers	Trailers	Total	Group	Group		Other	Total

Operating revenues	$225,228	$121,686	$24,312	$371,226	$145,664	$12,881	(A)	$—	$529,771

Units sold	2,198	7,184	2,730	12,112	3,701
Single-sections					794
Multi-sections					2,907
Pre-owned
Class As	1,634
Class Cs	564
Conventional trailers		6,100
Fifth-wheel trailers		1,084

Average selling price per unit	$102,470	$16,938	$8,905	NM	$39,358

Gross profit percent	11.4%	6.8%	17.8%	10.3%	21.4%	15.1%		NM	13.8%

Operating income (loss)	$(3,478)	$(9,977)	$202	$(13,253)	$2,067	$1,248		$1,704	$(8,234)

Operating margin	(1.5)%	(8.2)%	0.8%	(3.6)%	1.4%	9.7%		NM	(1.6)%

Depreciation	$1,410	$490	$281	$2,181	$1,677	$318		$1,650	$5,826

Capital expenditures (est.)	$717	$144	$192	$1,053	$521	$362		$330	$2,266

(A)	Excludes $34.0 million of intercompany sales.

NM	Not meaningful.

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATING DATA

Quarter Ended July 31, 2005

(Unaudited)

(Dollars in thousands, except price per unit)

	Recreational Vehicle Group
	Motor	Travel	Folding		Housing	Supply				Company
	Homes	Trailers	Trailers	Total	Group	Group		Other		Total

Operating revenues	$297,790	$104,835	$20,577	$423,202	$204,331	$13,730	(A)	$(24,788	)(B)	$616,475

Units sold	2,967	6,612	2,446	12,025	5,858
Single-sections					1,429
Multi-sections					4,429
Pre-owned
Class As	2,088
Class Cs	879
Conventional trailers		5,225
Fifth-wheel trailers		1,387

Average selling price per unit	$100,367	$15,855	$8,413	NM	$34,881

Gross profit percent	12.8%	6.0%	13.7%	11.2%	23.1%	17.9%		NM		16.2%

Operating income (loss)	$5,185	$(8,711)	$(1,555)	$(5,081)	$5,020	$1,721		$(2,553)		$(893)

Operating margin	1.7%	(8.3)%	(7.6)%	(1.2)%	2.5%	12.5%		NM		(0.1)%

Depreciation	$1,102	$484	$333	$1,919	$1,710	$324		$1,641		$5,594

Capital expenditures (est.)	$2,212	$585	$238	$3,035	$639	$100		$582		$4,356

(A)	Excludes $40.0 million of intercompany sales.

(B)	Represents the elimination of intercompany sales by the Housing Group to the retail housing business.

NM	Not meaningful.

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATIONAL DATA

Quarter Ended July 30, 2006

(Unaudited)

(Dollars in thousands)

	Recreational Vehicle Group
	Motor	Travel	Folding		Housing	Supply
	Homes	Trailers	Trailers	Total	Group	Group

Number of facilities (A)	3	9	1	13	22	3

Capacity utilization (B)	71%	76%	68%	NM	43%	NM

Number of independent distribution points	256	586	498	NM	1,227	NM

Backlog units	744	3,223	3,867	7,834	971	NM

Sales value (C)	$76,237	$54,591	$34,438	$165,266	$38,217	NM

Dealer inventories (units)	3,859	15,874	5,415	NM	7,176	NM

(A)	Number of active facilities at the end of the quarter.

(B)	Based on production levels at the end of the period.

(C)	The number of units in the backlog multiplied by the average selling price.

NM	Not meaningful.

Fleetwood Enterprises, Inc.

SUPPLEMENTAL OPERATIONAL DATA

Quarter Ended July 31, 2005

(Unaudited)

(Dollars in thousands)

	Recreational Vehicle Group
	Motor	Travel	Folding		Housing	Supply
	Homes	Trailers	Trailers	Total	Group	Group

Number of facilities (A)	3	8	1	12	21	3

Capacity utilization (B)	73%	60%	64%	NM	60%	NM

Number of independent distribution points	268	609	497	NM	1,308	NM

Backlog units	944	2,150	407	3,501	1,457	NM

Sales value (C)	$94,747	$34,089	$3,424	$132,260	$50,822	NM

Dealer inventories (units)	4,153	15,567	5,705	NM	8,331	NM

(A)	Number of active facilities at the end of the quarter.

(B)	Based on production level at the end of the period.

(C)	The number of units in the backlog multiplied by the average selling price.

NM	Not meaningful.